Exhibit 5.2

São Paulo, May 19, 2023.

To

JBS S.A.

Av. Marginal Direita do Tietê
500, Bloco I, 3rd Floor
CEP 05118-100
City of São Paulo, State of São Paulo

Brazil

Re:	Exchange Offers

Ladies and Gentlemen:

We have acted as Brazilian counsel to JBS S.A. (“JBS”), JBS USA Lux S.A. (“JBS USA Lux”), JBS USA Finance, Inc. (“JBS USA Finance”), JBS USA Food Company (“JBS USA Food”, collectively with JBS, JBS USA Lux e JBS USA Finance, the “Issuers”) in connection with JBS’s offers to exchange (collectively, the “Exchange Offers”) up to: (i) US$991,395,000 aggregate principal amount of the Issuers’ 2.500% Senior Notes due 2027 (the “Old 2027 Notes”) for newly issued and registered 2.500% Senior Notes due 2027 (the “New 2027 Notes”); (ii) US$900,000,000 aggregate principal amount of the Issuer’s 5.125% Senior Notes due 2028 (the “Old 2028 Notes”) for newly issued and registered 5.125% Senior Notes due 2028 (the “New 2028 Notes”); (iii) US$77,973,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2029 (the “Old 6.500% 2029 Notes”) for newly issued and registered 6.500% Senior Notes due 2029 (the “New 6.500% 2029 Notes”); (iv) US$600,000,000 aggregate principal amount of the Issuers’ 3.000% Senior Notes due 2029 (the “Old 3.000% 2029 Notes”) for newly issued and registered 3.000% Senior Notes due 2029 (the “New 3.000% 2029 Notes”); (v) US$1,250,000,000 aggregate principal amount of the Issuers’ 5.500% Senior Notes due 2030 (the “Old 2030 Notes”) for newly issued and registered 5.500% Senior Notes due 2030 (the “New 2030 Notes”); (vi) US$500,000,000 aggregate principal amount of the Issuers’ 3.750% Senior Notes due 2031 (the “Old 2031 Notes”) for newly issued and registered 3.750% Senior Notes due 2031 (the “New 2031 Notes”); (vii) US$1,000,000,000 aggregate principal amount of the Issuers’ 3.000% Sustainability-Linked Senior Notes due 2032 (the “Old 3.000% 2032 Notes”) for newly issued and registered 3.000% Sustainability-Linked Senior Notes due 2032 (the “New 3.000% 2032 Notes”); (viii) US$968,548,000 aggregate principal amount of the Issuers’ 3.625% Sustainability-Linked Senior Notes due 2032 (the “Old 3.625% 2032 Notes”) for newly issued and registered 3.625% Sustainability-Linked Senior Notes due 2032 (the “New 3.625% 2032 Notes”); (ix) US$2,050,000,000 aggregate principal amount of the Issuers’ 5.750% Senior Notes due 2033 (the “Old 2033 Notes”) for newly issued and registered 5.750% Senior Notes due 2033 (the “New 2033 Notes”); (x) US$900,000,000 aggregate principal amount of the Issuers’ 4.375% Senior Notes due 2052 (the “Old 4.375% 2052 Notes”) for newly issued and registered 4.375% Senior Notes due 2052 (the “New 4.375% 2052 Notes”); and (xi) US$1,550,000,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2052 (the “Old 6.500% 2052 Notes” and, together with the Old 2027 Notes, the Old 2028 Notes, the Old 6.500% 2029 Notes, the Old 3.000% Notes due 2029, the Old 2030 Notes, the Old 2031 Notes, the Old 3.000% 2032 Notes, the Old 3.625% 2032 Notes, the Old 2033 Notes and the Old 4.375% 2052 Notes, the “Old Notes”) for newly issued and registered 6.500% Senior Notes due 2052 (the “New 6.500% 2052 Notes” and, together with the New 2027 Notes, the New 2028 Notes, the New 6.500% 2029 Notes, the New 3.000% Notes due 2029, the New 2030 Notes, the New 2031 Notes, the New 3.000% 2032 Notes, the New 3.625% 2032 Notes, the New 2033 Notes and the New 4.375% 2052 Notes, the “New Notes”), pursuant to a Registration Statement (as defined below) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended.

The New Notes will be guaranteed by JBS S.A. pursuant to the terms of the indentures governing the New Notes (collectively, the “Indentures”).

For purposes of rendering this opinion, we have examined all documents as we have considered necessary or desirable to examine, including, inter alia, the following:

(a) the final form F-4 registration statement dated May 19, 2023 filed with the Commission (the “Registration Statement”).

(b) the Indentures;

(c) a copy of JBS’s By-laws (Estatuto Social) in effect on the date hereof;

(d) a copy of the Minutes of the Shareholders Meeting of JBS dated April 24, 2023, electing the members of its Board of Directors, among other matters;

(e) a copy of the Minutes of the Board of Directors (Conselho de Administração) of JBS dated as of May 17, 2023, approving the exchange offers and the guaranty under the New Notes (“Guaranty”) and the transaction contemplated in the Exchange Offers;

(f) originals or copies identified to our satisfaction, of such corporate records of JBS and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed herein.

We have not made any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of the laws of Brazil, as in force on the date hereof and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

In our examination, and in rendering the opinions expressed below, we have assumed the genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified or photostatic or PDF copies and the authenticity of the originals of such documents.

Based on the foregoing assumptions and subject to the qualifications set out below, we are of the opinion that:

(a) JBS is duly incorporated and validly existing as a corporation (sociedade por ações) under the laws of the Federative Republic of Brazil and, to the best of our knowledge after due inquiry, but without having performed any independent investigation, has the corporate power to carry on its business as currently conducted. The issued shares and outstanding capital stock of JBS have been duly authorized and validly issued and are fully paid in and non-assessable;

(b) the execution and delivery of the Guaranty and the Registration Statement and the undertaking and performance by the parties thereto of the obligations expressed to be assumed by JBS therein do not and will not conflict with, or result in a breach or violation of or default under, any of the terms or provisions of the By-laws (Estatuto Social) of the JBS;

(c) the Exchange Offers and the Guaranty have been duly authorized, executed and delivered by JBS and will constitute legal, valid, binding and enforceable obligations of JBS in accordance with their respective terms and are and will be in appropriate form to be admissible in evidence in the courts of Brazil and contain no provision which is contrary to law. Additionally, we have no reason to believe that the transactions contemplated in the Guaranty, the Exchange Offers or the obligations of JBS thereunder would be against Brazilian sovereignty, public policy or good morals.

(d) no approval, authorization, consent or order of (whether governmental, regulatory or otherwise) or filing with any national, state or local governmental or regulatory commission, board, body, authority or agency in Brazil is required for, or in connection with the Guaranty or the Exchange Offers;

(e) there is no tax, duty, levy, impost, deduction, charge or withholding imposed on or, to our knowledge, pending or proposed, by Brazil or any political subdivision or taxing authority thereof or therein or any federation or organization or similar entity of which Brazil is a member, payable by, or on behalf of Issuers (i) by virtue of the execution, delivery, performance or enforcement of the Guaranty or the Registration Statement or any document to be furnished thereunder; or (ii) on any payment to be made pursuant to the Guaranty or the Registration Statement.

The opinions set forth above are, however, subject to certain qualifications, namely:

(a) enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors. Claims for certain statutory credits will have preference over any claims, including secured ones. If the obligation of JBS is deemed to be a free of charge obligation (obrigação a título gratuito), no assurances can be given that such obligation will be enforceable against such JBS under judicial reorganization or bankruptcy proceedings filed by or brought against JBS, pursuant to the Brazilian bankruptcy law (Law No. 11,101, of February 9, 2005, as amended);

(c) in the event that any suit is brought against JBS in Brazil, certain court costs and deposits to guarantee judgment may be due from the plaintiff;

(d) service of process upon the JBS must be effected in accordance with Brazilian law;

(e) in order to ensure the admission of the Registration Statement before the public agencies and courts in Brazil (i) the signatures of the parties executing any of the Registration Statement outside of Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been legalized by a Brazilian Consulate or be apostilled in accordance with the Convention Abolishing the Requirement of Legalisation for Foreign Public Documents dated as of October 5, 1961, pursuant to the Decree No. 8,660 dated as of January 29, 2016,and those documents shall have been translated into Portuguese by a sworn translator, except if such procedures were exempted by an international treaty entered into by Brazil, or (ii) those documents and their respective sworn translations shall have been registered with the appropriate Registry of Titles and Deeds in Brazil, together with their sworn translations;

(f) the issuance of the New Notes by the Issuers does not require the authorization of the Central Bank or any other authority in Brazil; however, if any payment in connection with the New Notes is to be made by JBS from its Brazilian funds (including as a result of a legal proceeding started against JBS), transfer of such payments abroad under current laws and regulations may be subject to the presentation of documents or other appropriate evidence as to the legitimacy of the transaction, at the sole discretion of the bank in charge of the remittance;

This opinion (which is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matters not specifically referred to in this opinion) is rendered to you in connection with the filing of the Registration Statement. This opinion is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel for the Relevant Entity appearing in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Guilherme Azevedo

Machado, Meyer, Sendacz e Opice Advogados

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